EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

23 January 2006

Shire plc (the “Company”)

The trustee of the Shire plc Employee Benefit Trust (the “Trust”) notified the Company on 20 January 2006 that, on that day, it exercised its discretion and released a total of 1,325 ordinary shares in the Company for nil consideration, being the release of shares to a beneficiary of the Trust on satisfaction of an award under the Shire Pharmaceuticals 2003 Deferred Bonus Plan. None of the shares released were in respect of an award made to a director of the Company.

Following this transaction, the trustee holds a total of 397,835 ordinary shares in the Company. The executive directors of the Company are amongst the potential beneficiaries under the Trust and are therefore regarded for Companies Act purposes as being interested in the shares held in them pursuant to DR 3.1.4R(1)(6) ..

Tatjana May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160

	Brian Piper (North America)	+	1 484 595 8252

Notes to editors

SHIRE PLC

Registered in England 2883758 Registered Office as above

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results. Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.